EXHIBIT (a)(1)(E)

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

INTERTAN, INC.

AT

$14.00 NET PER SHARE

BY

WINSTON ACQUISITION CORP.

A WHOLLY OWNED SUBSIDIARY OF

CIRCUIT CITY STORES, INC.

The Offer and withdrawal rights will expire at 11:59 p.m., New York City time,

on Tuesday, May 11, 2004, unless the offer is extended.

April 13, 2004

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated April 13, 2004 (the “Offer to Purchase”) and a related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Winston Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Circuit City Stores, Inc., a Virginia corporation (“Circuit City”), to purchase all outstanding shares of common stock, par value $1.00 per share (the “Shares”), of InterTAN, Inc., a Delaware corporation (the “Company”), at a purchase price of $14.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the letter of transmittal enclosed herewith.

We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed letter of transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

1.	The Offer Price is $14.00 per Share, net to you in cash without interest thereon.

2.	The Offer is being made for all issued and outstanding Shares.

3.	The Offer is being made pursuant to an Acquisition Agreement and Agreement and Plan of Merger, dated as of March 30, 2004 (the “Acquisition Agreement”), by and among Circuit City, Purchaser and the Company. The Acquisition Agreement provides, among other things, that, after the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly owned by Circuit City, and the separate corporate existence of Purchaser will cease. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately before the Effective Time (other than Shares held by the Company as treasury stock, owned by any Company subsidiary or owned by Circuit City, Purchaser or any of Circuit City’s other wholly owned subsidiaries, all of which will be cancelled and retired and cease to exist, and other Shares that are held by stockholders, if any, who properly exercise their dissenters’ rights under the Delaware General Corporation Law) will be converted into the same price per share, in cash, without interest, as paid pursuant to the Offer.

4.	The Board of Directors of the Company unanimously (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the Acquisition Agreement and each of the transactions contemplated by the Acquisition Agreement, including the Offer and the Merger and (iii) recommends that the Company’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5.	The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Tuesday, May 11, 2004 (the “Expiration Date”), unless the Offer is extended.

6.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the letter of transmittal.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with any other Shares then beneficially owned by Circuit City or Purchaser or any of their subsidiaries, represents at least a majority of the then issued and outstanding Shares on a fully diluted basis, and (2) the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the Offer and the Merger having expired or been terminated and all material consents, approvals or authorizations required to be obtained prior to the consummation of the Offer and the Merger from any governmental or regulatory authority having been made or obtained. See Section 15 of the Offer to Purchase for additional conditions to the Offer.

The Offer is made solely by the Offer to Purchase and the related letter of transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by Banc of America Securities LLC in its capacity as dealer manager in the United States for the Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

INTERTAN, INC.

AT

$14.00 NET PER SHARE

BY

WINSTON ACQUISITION CORP.

A WHOLLY OWNED SUBSIDIARY OF

CIRCUIT CITY STORES, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated Tuesday, April 13, 2004 and the related letter of transmittal in connection with the offer by Winston Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Circuit City Stores, Inc., a Virginia corporation, to purchase all outstanding shares of common stock, par value $1.00 per share (the “Shares”), of InterTAN, Inc., a Delaware corporation, at a purchase price of $14.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal.

Account No.:	Shares* Number of Shares to Be Tendered

Signature(s)

Print Name(s) and Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)

Dated:                                                            , 2004

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.